EXHIBIT 23.1


                           CONSENT OF BDO SEIDMAN, LLP

Tel-Save.com, Inc.
New Hope, Pennsylvania

     We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Amendment No. 2 to the Registration Statement on form S-3 (file number 333-66287) of our reports dated February 5, 1998, relating to the consolidated financial statements and schedule of Tel-Save.com, Inc. (the "Company") (formerly Tel-Save Holdings, Inc. and Subsidiaries) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP


New York, New York
January 20, 1999